Exhibit 99.1

Caliber Imaging  & Diagnostics Appoints Daniel Mark Siegel, M.D. to Its Board of Directors

Dermatologist with 25 Years of Experience Expands the Board to Eight Directors

ROCHESTER, N.Y. and BOSTON – January 13, 2014 – Caliber Imaging & Diagnostics (OTCQB: LCDX), formerly Lucid, Inc., announces the appointment of Daniel Mark Siegel, M.D. to its Board of Directors, effective immediately. This increases the number of Board members to eight.

Dr. Siegel, age 56, is Clinical Professor of Dermatology at SUNY Downstate Medical Center (State University of New York Health Sciences Center at Brooklyn) and is in private practice at Long Island Skin Cancer and Dermatologic Surgery in Smithtown, N.Y., a division of ProHealthcare. He also is an attending physician at SUNY Downstate Medical Center-University Hospital of Brooklyn and at the Brooklyn Campus of the Veterans Administration New York Harbor Healthcare System, and is on the medical staff at Eastern Long Island Hospital in Greenport, N.Y.

Dr. Siegel said, “As a practicing dermatologist and a professor of dermatology, I am acutely aware of the need for new diagnostic tools for skin cancers, specifically noninvasive options. The VivaScope® system developed by Caliber I.D. represents an exciting and innovative advancement in this area. I am looking forward to working with the Caliber executive team as they seek to further develop this technology and raise awareness of it among the medical community worldwide.”

L. Michael Hone, Chief Executive Officer of Caliber I.D., said, “Dr. Siegel brings tremendous experience to the Company, and we are privileged to have him serve on our Board. We believe his extensive background in the challenges of skin cancer diagnosis, and his deep understanding of patient needs and concerns will serve us well.”

Dr. Siegel is a Fellow and Immediate Past President of the American Academy of Dermatology and the American Society for Dermatologic Surgery. He holds an M.S. in management and policy from the State University of New York at Stony Brook, an M.D. from Albany Medical College and a B.A. from Rensselaer Polytechnic Institute. Dr. Siegel has also published numerous papers in peer-reviewed journals.

About Caliber Imaging & Diagnostics

Caliber Imaging & Diagnostics’ proprietary, cutting-edge VivaScope® system is a disruptive, noninvasive point-of-care platform imaging technology with numerous applications in dermatology, surgery and research. FDA 510(k) cleared, VivaScope has regulatory approval in most major markets. With 78 issued and pending patents worldwide, VivaScope significantly improves outcomes and reduces costs, allowing physicians to quickly detect cancerous lesions that appear benign. VivaScope dramatically reduces the need for expensive, painful and time-consuming biopsies, which show no malignancy approximately 70% of the time. VivaScope also has significant applications in testing and analysis in the cosmetics industry. For more information about Caliber I.D. and its products, please visit www.caliberid.com.

VivaScope® is a registered trademark of Caliber Imaging & Diagnostics.

Safe Harbor

This press release contains “forward looking statements” within the meaning of the Securities Litigation Reform Act of 1995. These statements are based on our current beliefs or expectations and are inherently subject to significant known and unknown uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved and actual results may differ materially from our beliefs or expectations due to financial, economic, business, regulatory and other factors or conditions affecting us or our industry in general, as well as more specific risks and uncertainties facing us, such as those set forth in the Risk Factors section of the Forms 10-Q and 10-K filed by us with the Securities and Exchange Commission.

Company Contact:

Richard Pulsifer
Chief Financial Officer
(617) 348-9821

Investor Relations Contact:
LHA
Kim Sutton Golodetz
(212) 838-3777
kgolodetz@lhai.com

Public Relations Contacts:
Dian Griesel Int’l.
Susan Forman or Laura Radocaj
(212) 825-3210
sforman@dgicomm.com
lradocaj@dgicomm.com